Exhibit 23.1

Consent of Independent Auditors’

The Board of Directors

Latrobe Specialty Metals, Inc. and Subsidiaries

We consent to the incorporation by reference in the registration statements (Nos. 2-83780, 2-81019, 2-60469, 33-42536, 33-42997, 33-65077, 33-54045, 333-40991, 333-55667, 333-55669, 333-57774, 333-147057, 333-147059 and 333-173830) on Form S-8 of Carpenter Technology Corporation of our report dated May 10, 2012, with respect to the consolidated balance sheets of Latrobe Specialty Metals, Inc. and Subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended September 30, 2011, which report appears in the Form 8-K of Carpenter Technology Corporation dated May 14, 2012.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

May 14, 2012